UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant☒
Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

ARTIO GLOBAL INVESTORS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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(1)	Title of each class of securities to which transaction applies:
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Important Communication Regarding Artio Global Investors
Additional Facts

1.	Q: What was the rationale for the transaction?
A: With the decline in our assets under management over the last couple of years, we felt that there would be significant benefit in partnering with an organization like Aberdeen, which has vast financial strength and a global footprint of analytical resources.

2.	Q: What is the purchase price?
A: Aberdeen has agreed to acquire Artio Global for $2.75 in cash per share. The price represents a premium of approximately 34% over the closing price of Artio Global’s common stock as of February 13, 2013, and a premium of approximately 37% over the average closing price of Artio Global’s common stock during the 30 trading days ending February 13, 2013.

3.	Q: Can you provide some background on Aberdeen?
A: Aberdeen is a FTSE 100 company listed on the London Stock Exchange with 31 offices in 23 countries. The firm was founded in 1983 and as of December 31, 2012 had over $314 billion in assets under management including $55.9 billion for North American clients. They offer equity and fixed income as well as property and tailored solutions. Similar to Artio Global, they follow a predominantly long-only approach and have a bottom-up investment process. Aberdeen Asset Management Inc. is the US registered investment advisor which currently offers 23 open-end funds.

4.	Q: When is the transaction expected to close?
A: The transaction is currently expected to close by the end of the second quarter or early in the third quarter of 2013, but is subject to customary closing conditions.

5.	Q: Are there any risks to the transaction not being completed?
A: The transaction is subject to customary closing conditions, including US antitrust approval, approval of a majority of Artio Global shareholders and approval of certain Artio Global mutual fund shareholders.

6.	Q: What will happen to the Artio Global named executive officers?
A: At the close of the transaction, it is currently expected that none of Artio’s named executive officers will transfer to Aberdeen.

7.	Q: What investment teams are moving?
A: Upon closing of the transaction, Artio Global’s High Grade (Total Return Bond) and High Yield teams will form a core part of Aberdeen’s fixed-income capabilities, enhancing its depth of resources. The International Equity and Global Equity teams are expected to remain at Artio until the closing date, at which time Aberdeen will assume management responsibilities for International Equity and Global Equity, subject to client consent.

8.	Q: What happens between now and the acquisition?
A: Until this transaction is completed, employees should view this as “business as usual”. We have a continued commitment to our clients and stockholders and will be operating with that in mind.

9.	Q: How should I respond to questions from outside Artio (clients/media/others)?
A: Employees should not discuss this transaction with anyone externally given that we are subject to various legal requirements regarding communications relating to the merger. Should you receive an inquiry from the media or other outside sources, please refer them to Sean Keegan or Peter Sands.

10.	Q: How is this being communicated to clients?
A: This morning, clients and consultants were being contacted by members of our institutional and intermediary Sales and Client Service teams. In addition, all clients have received a letter from Tony regarding the transaction and a Q&A similar to this one.

11.	Q: What will happen to my role? When will I know if my job is being eliminated?
A: At this time, no determination has been made as to what roles/functions will transition to Aberdeen and what positions will be eliminated. Both Aberdeen and Artio will make every effort to make these decisions as quickly as possible and will communicate with employees along the way.

12.	Q: If my position is eliminated, what will my severance package encompass?
A: Severance for all current Artio Global employees will fall under Artio’s existing severance policy which includes both salary continuation as well as healthcare benefits. Human Resources can provide employees with the specifics of that plan at the appropriate time.

13.	Q: What if Aberdeen terminates me shortly after I begin work there?
A: Those employees who begin work with Aberdeen and are terminated without cause within one year after the close of the transaction will still be eligible for the severance program provided under Artio Global’s current policy.

14.	Q: Will those who move to Aberdeen need to relocate?
A: Aberdeen has offices in Manhattan at 712 Fifth Avenue and those employees who transition to Aberdeen will eventually move to that space. Aberdeen also has a Philadelphia office and at the appropriate time, they will share with us relevant opportunities at that location.

15.	Q: Will this impact my 401(k)? Can I buy/sell shares of Artio mutual funds?
A: Until the transaction is completed, there will be no change to the Artio 401(k) plan. Throughout this period, employees are still required to follow our existing pre-clearance policy regarding the purchase and sale of Artio mutual funds.

16.	Q: Can I trade Artio Global stock?
A:  At this time, the window for trading Artio Global stock (NYSE symbol: ART) is closed but we are expecting it to open on Tuesday, February 19 through the end of the month. As always, employees will be notified when they are eligible to begin trading. As a reminder, all transactions must receive pre-clearance through Artio’s Compliance Department.

17.	Q: I own Artio Global stock. What does this transaction mean for me?
A: As with all stockholders, Artio employees who own Artio stock will receive the merger consideration of $2.75 per share.

IMPORTANT ADDITIONAL INFORMATION REGARDING THE MERGER WILL BE FILED WITH THE SEC:

In connection with the proposed merger, Artio Global will file a proxy statement with the Securities and Exchange Commission (the “SEC”) . INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors may obtain a free copy of the proxy statement (when available) and any other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. In addition, investors will be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) at Artio Global’s Website at www.artioglobal.com or by contacting Artio Global’s investor relations department by phone at 212-297-3891 or by e-mail at ir@artioglobal.com

Artio Global and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from Artio Global’s shareholders with respect to the merger. Information about Artio Global’s directors and executive officers and their ownership of Artio Global’s common stock is set forth in the proxy statement for Artio Global’s 2012 Annual Meeting of Shareholders, which was filed with the SEC on March 19, 2012, Artio Global’s Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC on February 29, 2012, and Artio Global’s Current Reports on Form 8-K filed on May 14, 2012, October 30, 2012, December 14, 2012, January 9, 2013 and January 30, 2013. Shareholders and investors may obtain additional information regarding the interests of Artio Global and its directors and executive officers in the merger, which may be different than those of Artio Global’s shareholders generally, by reading the proxy statement and other relevant documents regarding the merger, which will be filed with the SEC.

FORWARD LOOKING STATEMENTS:

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this document, the words “believe”, “anticipate”, “intend”, “estimate”, “project”, “should”, “would”, “anticipate”, “plan”, “expect” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that may cause the actual results to be materially different from those reflected in such forward-looking statements, including but not limited to: legal or regulatory proceedings or other matters that affect the timing or ability to complete the proposed merger as contemplated or affect the satisfaction of the conditions precedent to consummation of the proposed merger; the possibility of disruption to our business from the proposed merger including increased costs and diversion of management time and resources, making it more difficult to maintain business and operational relationships, including relationships with clients; the inability to retain key personnel in advance of completion of the proposed merger; contractual risks including termination of client contracts or non-performance of vendor contracts; developments beyond the companies’ control, including but not limited to changes in domestic or global economic conditions; the risk that the proposed merger is not completed; and other financial, operational and legal risks and uncertainties detailed from time to time in Artio Global’s cautionary statements in its filings with the SEC, such as Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this document. Artio Global does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date of this document. For more information, see Artio Global’s filings with the SEC.